Exhibit 99.1

FOR IMMEDIATE RELEASE: August 29, 2017 For more information, contact: Paul B. Toms, Chairman & Chief Executive Officer; Phone: 276-632-2133; ptoms@hookerfurniture.com
Hooker Furniture Expands Board with Tonya Jackson and Paulette Garafalo
MARTINSVILLE, Va. – Hooker Furniture Corporation (NASDAQ:HOFT) is expanding its Board of Directors from 7 to 9 directors with the additions of Paulette Garafalo, a senior executive in luxury consumer products retailing, and Tonya Jackson, a senior operations executive with expertise in supply chain management and international sourcing.
“We are very pleased to have Paulette and Tonya join our Board, and believe they bring strong skill sets and in-depth experience in areas critical in developing strategies to assure our long-term success,” said Paul B. Toms, chairman and chief executive officer.
Garafalo currently is CEO of men’s and women’s classic apparel retailer Paul Stuart in New York, and previously served in the position of Division President or CEO of Brooks Brothers, Bally of Switzerland and Hickey Freeman. “We believe Paulette will bring marketing savvy to the Board with her deep experience in all facets of retail and in luxury consumer brands,” said Toms. He added that her experience in selling to higher-end consumers “will be helpful across the entire enterprise, and especially Hooker Legacy Brands (Hooker Furniture, Sam Moore and Bradington-Young), since they are positioned in the upper price points.”
“Throughout my career, I’ve worked with admired and respected American brands that stand the test of time,” Garafalo said, adding, “I’m proud to join another great American brand like Hooker Furniture.”
Jackson is currently Vice President—Global Supply Chain Operations for Lexmark in Lexington, Ky. and has spent her career at IBM and Lexmark with “significant experience in operations and supply chain management,” Toms said. “So much of our competitive edge is based on international sourcing and making sure we have the right products in the right place at the right time. Her perspective and knowledge will help across all our businesses,” Toms added.
“I'm impressed with Hooker Furniture's reputation for fine craftsmanship, as well as its dedication to employees, customers and partners,” Jackson said. “I am honored to join the board and look forward to working with fellow board members and the leadership team.”  Toms noted that Hooker expects to have turnover on the Board over the next 5 years, “and we are trying to reconstitute the board proactively while maintaining and adding pertinent skill sets.” Both Jackson and Garafalo will join the Hooker Furniture Board for its Second Quarter Board of Directors Meeting on September 6 -7.

Incorporated in 1924, Hooker Furniture is one of the most respected furniture brands in the world. The company's 2016 acquisition of Home Meridian International (HMI) ranks Hooker as one of the top five sources for the U.S. furniture market. An importer of residential wood and metal furniture and a manufacturer and importer of upholstered furniture, Hooker Furniture is based in Martinsville, Va. Major wood furniture categories include bedroom, dining, accent, home entertainment and home office furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker's residential upholstered seating companies include Hickory, N.C.-based Bradington-Young, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture, specializing in fashion upholstery with an emphasis on cover-to-frame customization. The Hooker Upholstery brand offers imported leather upholstery in the upper medium price range. The Home Meridian division addresses more moderate price points and channels of distribution. HMI brands include Pulaski Furniture, Samuel Lawrence Furniture, Prime Resources, Sourcing Solutions Group, Right 2 Home and Samuel Lawrence Hospitality. Hooker Furniture Corporation's corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam.